SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2007

U.S. Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10238	52-1216347
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Lexington Avenue 15th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 588-8901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers

On July 5, 2007, U.S. Energy Systems, Inc. (the “Company”) announced that the Board of Directors appointed Richard Nevins to the position of Interim Chief Executive Officer, effective July 1, 2007.

Prior to joining the Company, Mr. Nevins, age 60, was Managing Director and Co-Head of Recapitalization and Restructuring at Jefferies & Company, Inc. from 1998 until February 2007, during which time his role included advising companies and creditors as well as, in an executive capacity, establishing and leading Jefferies’ international restructuring business. Mr. Nevins left Jeffries in February 2007 to start an independent advisory firm. From 1985 until 1998, Mr. Nevins worked in a restructuring advisory capacity as a Managing Director at Smith Barney and at Drexel Burnham Lambert (where his principal focus was on out-of-court restructuring), as well as on an independent basis. Mr. Nevins received an M.B.A. from Stanford University’s Graduate School of Business and a B.A. in Economics from the University of California, Riverside.

Mr. Nevins was not selected pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. Nevins and any of the Company’s other directors or executive officers. There have been no related party transactions between the Company and Mr. Nevins reportable under Item 404(a) of Regulation S-K.

A copy of the related news release is attached to this Current Report as Exhibit 99.1.

Compensatory Arrangements of Certain Officers

In connection with the appointment of Richard Nevins as the Company’s Interim Chief Executive Officer, effective July 1, 2007, Mr. Nevins entered into an Engagement Letter with the Company (“Engagement Letter”). The Engagement Letter provides that Mr. Nevins will serve until a permanent Chief Executive Officer is recruited and hired, unless terminated at an earlier date by either Mr. Nevins or the Company. The Engagement Letter entitles Mr. Nevins to a salary of $50,000 per month and reimbursement of all reasonable out-of-pocket business related expenses. Pursuant to the Engagement Letter, Mr. Nevins is not entitled to receive from the Company any compensation or benefits except as described above.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	News Release of U.S. Energy Systems, Inc. dated July 5, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Systems, Inc.

By:	/s/ Richard Augustine
Richard Augustine Vice President

Dated: July 5, 2007